Exhibit 99.1

Thursday, September 16, 2021
FOR RELEASE AT 6:30 a.m. ET

First Interstate BancSystem, Inc. and Great Western Bancorp, Inc. to Join Forces

Agreement Will Expand First Interstate’s Footprint Into 8 New States,
Creating the West’s Premier Banking Franchise

BILLINGS, MT and Sioux Falls, SD—Sept. 16, 2021— First Interstate BancSystem, Inc. (NASDAQ: FIBK) (“FIBK”), parent company of First Interstate Bank, and Great Western Bancorp, Inc. (NYSE: GWB) (“GWB”), parent company of Great Western Bank, announced today they have entered into a definitive agreement under which the companies will combine in an all‐stock transaction.

Under the terms of the agreement, which was unanimously approved by both companies’ Boards of Directors, GWB will merge into FIBK and the combined holding company and bank will operate under the First Interstate name and brand with the company’s headquarters remaining in Billings, Montana. Pending regulatory and shareholder approvals, the transaction is expected to close during the first calendar quarter of 2022; the conversion of GWB branches to FIBK branches is expected to take place during the second calendar quarter of 2022.

The combined company leverages the strengths of both organizations, creating a diversified, community-focused banking franchise with a network of more than 300 branches across 14 states. With assets totaling over $32 billion, the pro forma company establishes FIBK as the premier banking franchise in the West.

“This is a transformative moment for our 53-year-old company,” said FIBK President and CEO Kevin Riley. “The strategic and cultural alignment between our organizations is what makes this transaction so exciting, as we both pride ourselves on being community banks with a strong focus on relationship building, customer service, and community outreach. We are eager to expand our community banking model into eight new states and look forward to building relationships with the employees and clients who call these beautiful regions home.”

Under the terms of the agreement, GWB shareholders will receive .8425 shares of FIBK Class A common stock for each GWB share they own. Following completion of the transaction, GWB shareholders will collectively own 43% of the combined company. The implied total transaction value based on closing prices on September 15, 2021 is approximately $2.0 billion.

“We’re excited to join forces, and confident that both companies’ stakeholders will benefit from this partnership,” said Mark Borrecco, GWB President and CEO. “We’ll be able to offer customers access to additional branch locations and new products and services, provide new growth and professional development opportunities to our employees, deliver additional returns to our shareholders, and have an even greater impact on our communities.”

In addition to maintaining a strong presence in GWB’s headquarters of Sioux Falls, upon close of the transaction, five directors from GWB will join the FIBK Board of Directors. FIBK’s existing dual-class stock structure will sunset at the record date of FIBK’s next annual shareholder meeting. At that time, existing FIBK Class B common stock will be converted 1:1 into Class A common stock and FIBK will no longer be a controlled company.

“Throughout our many years of ownership, we have prided ourselves on the ability to stay true to our values and roots while simultaneously adapting, innovating, and responding to the unique needs of our clients and communities,” said Jim Scott, Director of the Board for FIBK and son of First Interstate’s founders, Homer Scott, Sr. and Mildred Scott. “This combination is an extension of our legacy in the region where our family’s roots began. It increases the Bank’s community commitment while expanding our brand of community banking.”

The Scott family will remain significant shareholders in FIBK and family members will continue to serve in Board positions post-transaction. To punctuate the milestone moment for the Company and to celebrate the Scott family’s legacy, as part this transaction, FIBK has agreed to gift over $20 million to the First Interstate BancSystem Foundation.

“Who First Interstate is as an organization and the successes we’ve enjoyed are due in large part to the leadership, support, and vision of Scott family members,” Riley said. “These funds will ensure that our shared passion for giving back to the places we call home not only continues in our existing communities but extends into our new communities in meaningful and relevant ways.”

Key Attractions of the Proposed Transaction
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Unique strategic position and enhanced platform for growth: The combined franchise will operate in some of the fastest growing markets in the U.S. with strong economic forecasts. The footprint of the combined company spans an economically diverse region with projected population growth above the national average and unemployment rates below the national average.

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Compelling financial impacts: Under a conservative set of assumptions, FIBK expects the transaction to be 20% accretive to earnings per share in 2023, assuming the fully phased-in cost synergies. The transaction is expected to be accretive to both FIBK’s tangible book value per share and Tangible Common Equity to Tangible Assets ratio.

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Enhanced leadership and bench strength: The experienced talent pool at GWB enhances FIBK’s existing leadership portfolio and creates more robust talent pipelines. Borrecco will join the combined company as Chief Banking Officer (CBO), working closely with FIBK’s current CBO, Russ Lee, to ensure a smooth transition. Additional leaders from GWB will assume key positions throughout the combined company.

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Shared commitment to local communities: Both companies have been long recognized for their commitment to the communities they serve. Over the past decade, FIBK, in collaboration with the First Interstate BancSystem Foundation, has donated over $36 million and 143,000 volunteer hours to nonprofit organizations across its footprint. In addition, FIBK has been awarded the highest possible Community Reinvestment Act rating for nine of the last 10 exam cycles. Post-transaction, FIBK will continue contributing 2% of net income before taxes annually to charitable giving within the communities it serves.

GWB expanded their commitment to the community in 2020, taking it to a new level with programs such as Making Life Great grants, COVID-19 relief, and Great Gifts of Gratitude awarded to local heroes within its footprint. Through these programs, along with giving to nonprofit organizations benefiting low to moderate income individuals, GWB recently donated over $2 million while employees averaged nearly 4.5 hours of volunteer time per team member.

Advisors
Keefe, Bruyette & Woods, A Stifel Company, served as lead financial advisor to FIBK. Barclays also served as a financial advisor to FIBK, and Davis Polk & Wardwell LLP served as FIBK’s legal advisor.

Piper Sandler & Co. served as GWB’s exclusive financial advisor and Wachtell, Lipton, Rosen & Katz served as legal advisor to GWB.

Goldman Sachs & Co. LLC served as financial advisor and Latham & Watkins LLP served as legal advisor to the Scott Family FIBK Shareholder Group in connection with the transaction.

Conference Call
FIBK and GWB management will review additional information regarding the transaction during a live conference call beginning at 11 a.m. Eastern Time on Thursday, September 16, 2021. A presentation with information about the transaction can be accessed on the Webcasts and Presentations page of fibk.com. The call may be accessed by dialing 1-877-507-0356. To participate via the Internet, log on to fibk.com. A replay will be available approximately one hour after the end of the conference call by dialing 1-877-344-7529. The replay access code is 10160269. The call will also be archived on fibk.com.

About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial services holding company headquartered in Billings, Montana. It is the parent company of First Interstate Bank, a community bank with $18.9 billion in assets as of June 30, 2021. First Interstate proudly delivers financial solutions across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. A recognized leader in community banking services, First Interstate is driven by strong values as well as a commitment to delivering a rewarding experience to its employees, strong returns to shareholders, exceptional products and services to its clients, and resources to the communities it serves. More information is available at www.firstinterstate.com.

About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service, $13 billion regional bank focused on relationship-based business banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, and South Dakota. To learn more about Great Western Bank, visit www.greatwesternbank.com.

Cautionary Note Regarding Forward Looking Statements
This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, which involve inherent risks and uncertainties. Any statements about First Interstate BancSystem, Inc.’s (“FIBK”), Great Western Bancorp, Inc.’s (“GWB”) or the combined company’s plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates, and other important factors that change over time and could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements. Such forward-looking statements include but are not limited to statements about the benefits of the business combination transaction between FIBK and GWB (the “Transaction”), including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected. In addition to factors previously disclosed in FIBK’s and GWB’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between FIBK and GWB; the outcome of any legal proceedings that may be instituted against FIBK or GWB; the possibility that the Transaction does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which FIBK and GWB operate; the ability to promptly and effectively integrate the businesses of FIBK and GWB; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of FIBK’s or GWB’s customers, employees or other business partners, including those resulting from the announcement or completion of the Transaction; the dilution caused by FIBK’s issuance of additional shares of its capital stock in connection with the Transaction; the diversion of management’s attention and time from ongoing business operations and opportunities on merger-related matters; and the impact of the global COVID-19 pandemic on FIBK’s or GWB’s businesses, the ability to complete the Transaction or any of the other foregoing risks.

These factors are not necessarily all of the factors that could cause FIBK’s, GWB’s or the combined company’s actual results, performance, or achievements to differ materially from those expressed in or implied by any of the forward-looking statements. Other unknown or unpredictable factors also could harm FIBK’s, GWB’s or the combined company’s results.

All forward-looking statements attributable to FIBK, GWB, or the combined company, or persons acting on FIBK’s or GWB’s behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and FIBK and GWB do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If FIBK or GWB update one or more forward-looking statements, no inference should be drawn that FIBK or GWB will make additional updates with respect to those or other forward-looking statements. Further information regarding FIBK, GWB and factors which could affect the forward-looking statements contained herein can be found in FIBK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2021 and June 30, 2021, and its other filings with the SEC, and in GWB’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, its Quarterly Reports on Form 10-Q for the three-month periods ended December 31, 2020, March 31, 2021 and June 30, 2021, and its other filings with the SEC.

Additional Information about the Transaction and Where to Find It
This communication is being made with respect to the proposed transaction involving FIBK and GWB. This material is not a solicitation of any vote or approval of GWB stockholders and is not a substitute for the proxy statement/prospectus or any other documents that GWB may send to stockholders in connection with the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the Transaction, FIBK will file with the SEC a Registration Statement on Form S-4 to register the shares of FIBK capital stock to be issued in connection with the Transaction. The Registration Statement will include a joint proxy statement of FIBK and GWB that also constitutes a prospectus of FIBK. The definitive joint proxy statement/prospectus will be sent to the shareholders of FIBK and stockholders of GWB seeking their approval of the Transaction and other related matters.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 WHEN THEY BECOME AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING FIBK, GWB, THE TRANSACTION AND RELATED MATTERS.

Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by FIBK or GWB through the website maintained by the SEC at http://www.sec.gov or from FIBK at its website, www.fibk.com, or from GWB at its website, www.greatwesternbank.com. Documents filed with the SEC by FIBK will be available free of charge by accessing the “SEC Filings” page of FIBK’s website at www.fibk.com/sec-filings, or alternatively by directing a request by mail or telephone to First Interstate BancSystem, Inc., 401 N. 31st Street, Billings, Montana, 59116, Attention: John Stewart, Deputy Chief Financial Officer, telephone: 406-255-5311, and documents filed with the SEC by GWB will be available free of charge by accessing GWB’s website at www.greatwesternbank.com under the tab “Investor Relations” and then under the heading “Financial Info – Documents” or, alternatively, by directing a request by telephone or mail to Great Western Bancorp Inc., 225 South Main Avenue, Sioux Falls, South Dakota 57104, (605) 988-9253.

Participants in the Solicitation
FIBK, GWB, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of FIBK and stockholders of GWB in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of FIBK and GWB and other persons who may be deemed to be participants in the solicitation of shareholders of FIBK and stockholders of GWB in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/prospectus related to the Transaction, which will be filed with the SEC. Additional information about FIBK, the directors and executive officers of FIBK and their ownership of FIBK common stock is also set forth in the definitive proxy statement for FIBK’s 2021 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 14, 2021, and other documents subsequently filed by FIBK with the SEC. Additional information about GWB, the directors and executive officers of GWB and their ownership of GWB common stock can also be found in GWB’s definitive proxy statement in connection with its 2021 Annual Meeting of Stockholders, as filed with the SEC on December 23, 2020, and other documents subsequently filed by GWB with the SEC. Free copies of these documents may be obtained as described above.

Contacts
First Interstate BancSystem, Inc.
John R. Stewart, CFA
Deputy Chief Financial Officer
406-255-5311
john.stewart@fib.com

or

Great Western Bancorp, Inc.
Seth Artz
Head of Investor Relations
605-988-9253
Seth.Artz@GreatWesternBank.com

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